PRESS RELEASE



          New York, New York, May 7, 1998 OMI Corp. (NYSE:OMM) announced that four members of its Board of Directors (Marianne Smythe, Emanuel Rouvelas, Steven Jellinek, and Livio Borghese) have resigned. In connection with its previously announced acquisition of Marine Transport Lines ("MTL") all current directors of OMI had agreed to resign effective with the consummation of that transaction. In addition to the transaction with MTL, OMI will be spinning off to OMI's shareholders its foreign operations. The spun off company ("New OMI") will have a slate of directors which does not include the four resigning directors and the Company and those directors agreed that it would be in best interest of the Company and the directors if they resigned at this time rather than wait for the consummation of the transaction and the spin off.

         Craig Stevenson, Chief Executive Officer of OMI commented "Marianne Smythe, Manny Rouvelas, Steven Jellinek and Livio Borghese have served the Company faithfully and well for many years and we appreciate all they have done for the Company. The exclusively international nature of our business following the spin off requires us to restructure our board toward those with experience in the international oil and tanker business. We will be announcing the composition of the board of New OMI shortly".

         The Company also announced that it has received private letter rulings from the Internal Revenue Service to the effect that the distribution of the shares in the spin off will be tax-free pursuant to section 355 and section 368(a)(1) (D) of the Internal Revenue Code of 1986 as amended (except for certain taxes which might be incurred by the Company pursuant to section 367 and/or section 1248 of the Code). At the Annual Meeting of the Company, shareholders will be asked to approve certain aspects of the transaction as well as other items. The date of the Annual Meeting will be set when the Proxy Statement has been approved by the Securities Exchange Commission. The Company currently expects the Annual Meeting to occur around June 15, 1998 and, assuming requisite shareholder approvals are obtained, the transaction to occur during the same week.

         OMI Corp. is a major bulk shipping company, operating in both international and U.S. markets. Its international operating fleet currently comprises 26 vessels, aggregating approximately 2.5 million dwt. This includes one vessel being held for sale and excludes four vessels time chartered by a U.S. subsidiary, which along with its other U.S. operations, are not to be included in the spin off of OMI's international operations. The Company also has on order from a shipyard five Suezmax tankers aggregating 780,000 dwt (and has options for two more) and two product carriers aggregating 70,000 dwt.